247MGI Completes First Acquistion

FORT LAUDERDALE, Fla., Aug. 31, 2007 (PRIME NEWSWIRE) -- 247MGI Inc. (Other OTC:TOFS.PK - News) (``247MGI'') is pleased to announce that it has acquired the assets of a South Florida Media company for restricted common stock from our CEO Officer Matthew Dwyer.

247MGI will file an 8K next week releasing the terms of the transaction and will change its designation from a ``developments stage company'' to an ``operating company.'' 247MGI now owns a full service studio capable of Broadcast high resolution via the Internet. The Internet Broadcast services will include streaming high-resolution quality Video and Digital Audio over the web through its own proprietary hybrid player application and with the assistance of PurFusion it will utilize up to 98% less bandwidth during broadcasts then competitors currently use today.

247MGI has also acquired four software applications that are in various stages of development and deployment. The applications will be utilized by 247MGI in its media business some will be licensed out to third party companies and resold under a private label. Among the assets acquired was Digi Card, a personalized alternative to traditional birthday cards, the DVD birthday greeting card from professional athletes will play on any DVD player, can be tailored to a specific any age group and is not gender specific.

247MGI anticipates beginning operations of its IPRadio network in September and to begin broadcasting of its IPTV network in November. 247MGI forecasts monthly revenue of over $100,000 per month by the first quarter of 2008 and over $1 million per month 12 months from now. The increase is based on growth of the audience for its broadcasts over the next 12 months.

247MGI Inc. is a full service multimedia company, a one-stop media and advertising company that assists its clients by creating marketing materials utilizing technology driven media formats for the distribution of information worldwide. The company utilizes the Internet to deliver its content more efficiently and at a higher standard than its competition. 247MGI has developed and continues to create unique programs to include ``LIVE'' as well as streaming video content which will be delivered in high resolution through the web.

This media release may contain forward-looking statements regarding but not limited to management, market potential, distributor success, market size, international sales, including statements regarding the intent, belief or current expectations of 247MGI Inc and uncertainties that could materially affect actual results. Investors should refer to documents that the Company intends to file with the SEC for a description of certain factors that could change actual results. Investors should refer to factors that could cause actual results to vary from current expectations and the forward looking statements contained in this media release.

Contact:
247MGI Inc.
Matt Dwyer, Chairman and CEO
954-323-2516
mdwyer@247mgi.com